Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Macy’s, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-192917, 333‑160564, 333-153721, 333-153720, 333-153719, 333-133080, 333-104017, 333-185575 and 333-213707) on Form S-8 and (No. 333-208285) on Form S-3 of Macy’s, Inc. and subsidiaries (“Macy’s, Inc.”) of our report dated April 4, 2018, with respect to the consolidated balance sheets of Macy’s, Inc. as of February 3, 2018 and January 28, 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended February 3, 2018, and the effectiveness of internal control over financial reporting as of February 3, 2018, which report appears in the February 3, 2018 annual report on Form 10‑K of Macy’s, Inc.

/s/ KPMG
Cincinnati, Ohio
April 4, 2018